EXHIBIT 99.1
Liberty Global Completes Acquisition of Remaining 50% of IPS
Multicanal
Liberty Global now 100% owner of IPS Multicanal, the thematic channel operator in Spain and Portugal
Denver, Colorado — November 28, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) today announced that, through its subsidiary chellomedia B.V. (“chellomedia”), it has completed the acquisition of Walt Disney Television International (WDTV-I) Ventures & Business Development Group’s 50% stake in IPS Multicanal, taking its ownership to 100%.
IPS Multicanal is a leading provider of thematic television channels in the Iberian market (Spain, Portugal) operating 7 channels which reach almost 3.5m subscribers. The company wholly owns five of these channels, Hollywood (movies), Odisea (documentaries), Sol Musica (music), Panda (kids) and Canal Cocina (cooking); the other 2 channels, The History Channel and The Biography Channel, are owned through a 50:50 Joint Venture with A&E Television Networks.
Shane O’Neill, Chief Strategy Officer of Liberty Global and President of chellomedia, the European content and services division of Liberty Global, said: “The acquisition of WDTV-I’s 50% stake in IPS Multicanal is an important step for chellomedia as we continue to expand our international pay television channel business. We believe that the Iberian market has tremendous potential and are excited about the opportunities to further develop the business there. IPS Multicanal has an excellent track record, generates positive operating and free cash flow and has a first class management team, who we look forward to continue working with in growing the business.”
Simon Amselem, Senior Vice President, WDTV-I, and Chairman of the IPS Multicanal Board from its creation in 1995 until recently, said: “We have greatly enjoyed our involvement in building IPS Multicanal over the last 10 years, and wish chellomedia continued success in driving the growth of this buoyant business.”
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at September 30, 2005 (other than those of NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.6 million homes and served approximately 15.2 million revenue generating units, including approximately 10.7 million video subscribers, 2.6 million broadband Internet subscribers and 1.9 million telephone subscribers.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including chellomedia’s ability to expand its international pay television business as planned, to successfully exploit the potential of the Iberian market, and to achieve expected            financial and            operational efficiencies.
These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6693	+31 20 778 9447

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